Exhibit 10.4

LOAN CONTRACT NO KGOK/EICA-03 October 13, 2014.
Joint Stock Company “EVRAZ Kachkanarsky Ore Mining and Processing Plant”, hereinafter referred to as the Creditor, represented by Melnikov Alexey, acting on the basis of Power of Attorney No KGOK/II, IV1 OT 07.03.2014, on the one part, and “Evraz Inc. NA Canada”, hereinafter referred to as the Borrower, represented by Glenda Minor, SVP and CFO, acting on the basis of the Resolution of the Board of Directors, on the other part, hereinafter jointly referred to as the Parties, have entered into the present Contract to the following effect:

1. SUBJECT OF CONTRACT

1.1. Under the terms of the present Contract the Creditor agreed to make available to the Borrower the funds in the amount, which shall not exceed CAD350,000,000 (three hundred fifty million CAD), not later than October 31, 2014. The Loan amount may be made available either in the currency of the Loan or any other currency, including U.S. Dollars at the exchange rate of Bank of Canada as published three business days prior to the day of payment. The Loan can be transferred both in full and in parts ( tranches).
1.2. Notwithstanding the provisions of this Agreement to the contrary, the Loan is made at the sole discretion of the Creditor.
1.3. The Borrower shall pay to the Creditor interest for the use of the Loan amount at the rate (“Interest rate”) of 7.50% (seven and fifty hundreds of percent) per annum, unless and until the Borrower issues publicly traded senior capital market debt with comparable tenor to this loan (“Market Debt Event”). Comparable maturity in this case means the period starting 9 months before the maturity of the loan and ending after 9 months afterwards. In case of the Market Debt Event, the Interest rate for the next and each further charging period until repayment shall be reset to the coupon rate on such market debt plus a premium (“Premium”), but in no case will exceed 8.25%. The Premium shall be equal to 0.75% per annum in case of senior secured public debt issue, and 0.35% per annum in case of senior unsecured public debt issue. In case of a Market Debt Event resulting in a Premium calculation exceeding 8.25%, then the Interest rate shall be fixed at 8.25%, regardless of the coupon rate on the marked debt. 1.4. The interest shall accrue starting from the next date after the value date on the account of the Borrower (The Effective Date) till the retirement date of the money from the account of the Borrower, the retirement date is to be inclusive (Repayment date of the Loan/part of the Loan). 1.5. Interest on the Loan amount is charged quarterly (Charging period) for each calendar quarter of the year. Interest paying period includes the actual number of calendar days during which the Loan amount is used. In this case it is the actual number of calendar days that is to be taken into consideration (365 and 366 days respectively). 1.6. Interest accrued for the use of the Loan amount is payable quarterly on the 25th day of last month of each calendar quarter. Interest accrued by the repayment date of the Loan is paid together with the repayment of the Loan amount. 2. RIGHTS AND OBLIGATIONS OF PARTIES 2.1. The Borrower shall be obliged to repay the Loan Amount on June 30, 2020 at the latest. 2.2. The repayment of the principal amont and interest on the Loan amount may be made either in the currency of the Loan or any other currency, including U.S. Dollars at the exchange rate of the Bank of Canada as published three business days prior to the day of payment (retirement date of the money from the account of the Borrower). 3. LIABILITY OF THE PARTIES 3.1. In case of non-performance or undue performance of the obligations as per the present Contract the Party in fault shall bear liability within limits of the written demand (claim or legal action) placed and documented by the other Party and based on the grounds mentioned herein, or in accordance with the Laws of Russian Federation in force; Liability of Parties stipulated by the present Contract should become effective in case any fines, penalty fees and/or other sanctions for violation of the obligations hereof, as well as the amounts for reimbursement of losses or damages, are either acknowledged by the Borrower or payable pursuant to the court decision, which has entered into legal effect.
3.2 This Section 3 is subject to the Credit Agreement between Borrower and General Electric Capital Corporation, as lender, swingline lender and as agent for all lenders (the “GE Lenders”), dated December 23, 2011 (as amended from time to time, the “Credit Agreement”) and any side letter between Borrower, Creditor, and the GE Lenders, and to Section 9 of this Loan.

4. FORCE-MAJEURE

4.1. None of the Parties of the present Contract shall be under any liability to the other party in respect of anything which may constitute a breach of this Contract arising by reason of force majeure. Force majeure shall include all circumstances beyond the control of the Parties including the following events: Acts of God, perils of the sea or air, fire, flood, explosion, riot, civil commotion, acts of local or government bodies or authorities.
4.2. A Party which is unable in whole or in part to carry out its obligations under this Contract shall promptly give written notice to that effect to the other Party stating in detail the circumstances for such force majeure and the estimated time to remedy such event. A Party claiming force majeure shall diligently use all reasonable efforts to remove the cause of such force majeure, and shall give written notice to the other Party when the force majeure has ended and shall resume performance of any suspended obligations as soon as possible.

5. CONFIDENTIALITY

5.1. The Parties hereby agree to consider the existence and contents of this Agreement as confidential, and undertake to abstain from its disclosure to any other third parties without the prior written consent of the other Party, except as required by law or as may be necessary to enforce their rights hereunder.

6. GOVERNING LAW. DISPUTE RESOLUTION 6.1. Any disputes arising from the execution and/or interpretation of the present Contract shall be settled through negotiations between the Parties. Such negotiations shall be conducted directly between the authorized representatives of the Parties with execution of Minutes of the negotiations, or through correspondence, that is to say, through providing each other with original copies of the respective claims (or responses to the claims). The time period for responding to any claim shall be 7 (seven) business days. If the Parties fail to reach an agreement, that is to say, in case of full or partial refusal from satisfaction of a claim, non-responding to a claim within the time limits specified in this Article or failure to satisfy a claim within 10 days from the date of response with the consent to satisfy a claim, the respective dispute shall be settled through the Arbitration Court of Moscow. 6.2. The governing law of the present Contract shall be the law of the Russian Federation. 7. PRE-TERM TERMINATION OF THE CONTRACT 7.1. The present Contract can be terminated ahead of schedule as a result of: - the failure of the Borrower to perform any of the obligations under the present Contract (an “Event of Default”); - the agreement of parties, subject to the Credit Agreement and any side letter between Borrower, Creditor, and the GE Lenders; - other grounds stipulated by applicable legislation, subject to the Credit Agreement and any side letter between Borrower, Creditor, and the GE Lenders. 8. FINAL PROVISIONS 8.1. Any amendments and additions to the present contract shall be valid if drawn up in writing and signed by the duly authorized representatives of the parties. 8.2. Any notices and messages shall be delivered in written form. 8.3. The present Contract shall remain in effect until the repayment of the Loan Amount in full by the Borrower to the Creditor within the term specified in article 2.1 of the present Contract. 8.4. The present Contract is executed in 2 (two)

counterparts having equal legal force both in Russian and in English language, one copy shall kept by each Party. If there are any discrepancies between the two text versions of the Contract, the Russian version shall prevail.
8.5 The present Contract may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one instrument.

9. SUBORDINATION

9.1 The payment of the principal of and interest on and any other amount under this loan agreement, and any claim which is the equivalent of or a substitute for any such principal, interest or other amount, and any other obligation of the Borrower in respect to this loan agreement, shall be subordinated and postponed in favour of all “Senior Debt”, as identified in, and in accordance with the terms and conditions of, one or more subordination agreements entered into from time to time by the Borrower in favour of certain creditors of the Borrower (in each case, a “Subordination Agreement”).

10. ADDRESSES AND BANK DETAILS OF PARTIES

THE CREDITOR:
Joint Stock Company “EVRAZ Kachkanarsky Ore Mining and Processing Plant”
624350, Sverdlovskaya region Kachlanar, Sverdlova str., 2, Russia
Attn: Melnikov Alexey
Acc. 40702840100001004887
Beneficiary Bank: ING Bank (Eurasia) ZAO
Moscow, Russia,
SWIFT code INGBRUMM
Intermediatry Bank: J.P. Morgan Chase Bank, New York, New York,
SWIFT code CHASUS33
THE BORROWER:
EVRAZ INC. NA CANADA
3500, 855 - 2 Street SW Calgary, AB T2P 4J8
Attn: General Counsel
Acc. 8666788572
Beneficiary Bank: Bank of America, 100 West 33rd Street, New York, NY 10001
SWIFT code BOFAUS3N

SWIFT code CHASUS33

ЗАЕМЩИК:
«Евраз Инк ЭнЭй Канада»,
3500, 850 – 2 улица СВ Калгари, AB T2P 4J8
Вниманию: Главный юрист
р/сч 8666788572
Beneficiary Bank: Bank of America, 100 West 33rd
Street, New York, NY 10001
SWIFT code BOFAUS3N

ОТ ЗАЙМОДАВЦА / FOR THE CREDITOR

/s/ Melnikov A.V. **Мельников А.В./Melnikov A.V.**
М.П. / Seal

/s/ Orlova N. P. **Orlova N.P.**
Главный бухгалтер / Chief accountant

ОТ ЗАЕМЩИКА / FOR THE BORROWER

/s/ Glenda Minor
М.П. / Seal